Exhibit 99.1

(a) NEWS & INFORMATION

FOR:	EMERSON RADIO CORP.
3 University Plaza, suite 405
Hackensack, NJ 07601

CONTACT:	Investor Relations:
Barry Smith
Investor Relations Manager
(973) 428-2004

August 22, 2014

EMERSON RADIO CORP. DECLARES EXTRAORDINARY CASH DIVIDEND

OF $0.70 PER COMMON SHARE

HACKENSACK, N.J. – August 22, 2014 – Emerson Radio Corp. (NYSE AMEX: MSN) today reported that the Special Committee of its Board of Directors declared an extraordinary cash dividend of $0.70 per common share payable on September 30, 2014 to shareholders of record of the Company at the close of trading on September 12, 2014.

In mid August, Emerson reported net income for three months ended June 30, 2014 of $0.7 million, or $0.02 per diluted share on net revenues of $25.9 million, compared to a net income of $1.4 million or $0.05 per diluted share on net revenues of $24.7 million for the same period of the prior fiscal year and reported cash and cash equivalents of $47.9 million as of June 30, 2014.

About Emerson Radio Corp.

Emerson Radio Corp. (NYSE MKT: MSN), incorporated in 1994, is headquartered in Hackensack, N.J. The Company designs, sources, imports and markets a variety of houseware and consumer electronic products, and licenses its trademarks to others on a worldwide basis for a variety of products. For more information, please visit Emerson Radio’s web site at www.emersonradio.com.

Forward Looking Statements

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.